Lease for 450 Hayes Street—Ground Floor Restaurant

Preamble

This lease is made and entered into on October 9, 2014, by and between Hayes Street Hayes Valley, LLC ("Landlord") and Hayes Valley Dela, LLC, doing business as some similar variation of the "Delarosa" name previously used by this tenant at other business locations ("Tenant"). This lease supersedes all prior negotiations, letters of intent, or "Terms of Transaction" communications.

Landlord, for and in consideration of the rent to be paid by Tenant and of the covenants and provisions to be kept and performed by Tenant under this lease, hereby leases to Tenant, and Tenant agrees to lease from Landlord, the following: designated portion of the real property commonly known as 450 Hayes Street, City and County of San Francisco, California (the "Property"), consisting of approximately 2,710 usable square feet on the interior ground floor and 226 usable square feet of outdoor space that adjoins the interior portion (collectively, the "Premises") of the Property and basement storage space of a size to be determined by Landlord in Landlord's sole discretion. Landlord will use its best efforts to accommodate Tenant and provide basement storage space.

Tenant acknowledges that the Property is currently being built from the ground up and is anticipated to consist of 41 luxury condominiums over ground floor commercial spaces which shall include the Premises. The project is estimated to be completed in late 2015 and Landlord shall proceed with the completion of this project as expeditiously as commercially possible; however, additional delays may occur and are anticipated by the parties.

Landlord agrees that Landlord and Tenant may verify the measurement of the Premises prior to the commencement of this lease. After such measurement, should it occur, the parties will agree on the final usable area of the Premises, and shall adjust this Lease accordingly, which measurement shall be deemed binding and neither party shall have the right to re-measure the Premises after such time.

Attached hereto as *Exhibit A* is a drawing of the Premises.

There is no parking provided in connection with this lease.

ARTICLE 1
TERM OF LEASE

Original Term

Section 1.01. This lease shall be for a term of fifteen (15) years, commencing at 12:01 A.M. on the date that Tenant first opens its restaurant operations for business ("Opening Day"), and ending at 12:01 A.M. at the end of the last day of the month one-hundred and eighty months after this date ("Original Term"), unless terminated earlier pursuant to the provisions of this lease. This first day of the Original Term shall be referred to herein as the Commencement Date. If the Lease is scheduled to terminate between November 1 and December 31, the ending date shall be 12:01 a.m. on the next occurring February 1.

Extended Term

Section 1.02. In the event Tenant is not then in material default under this lease, beyond any notice and cure period, Tenant shall have the option and right to extend the Original Term of this lease for one ten (10) year period (the "Option Period"). The Option Period shall commence on expiration of the Original Term and extend for one-hundred and twenty (120) months thereafter. If Tenant elects to extend the term of this lease, Tenant must give Landlord written notice of Tenant's election to extend at least 180 days before expiration of the Original Term and no sooner than 220 days before the expiration of the Original Term. The written notice shall be deemed effective on personal delivery to Landlord, received by Landlord via electronic mail, or on the date it is deposited in the United States mail in accordance with the provisions of Section 11.03. During the Option Period of this lease, if any, Landlord and Tenant shall be bound by all of the obligations, covenants, and agreements of this lease except that Tenant shall have no right to further extend the term of this lease beyond or after expiration of the Option Period granted under this section. References throughout this lease to the "term of this lease" shall include both the Original Term and the Option Period, if the option granted in this provision has been validly exercised, unless otherwise indicated.

Holding Over

Section 1.03. In the event Tenant holds over and continues in possession of the Premises after expiration of the Original Term (when Tenant has not validly exercised its option to extend the term of the lease in accordance with Section 1.02) or after expiration of the Option Period (when Tenant has validly exercised its option to extend the term of the lease in accordance with Section 1.02), Tenant's continued occupancy of the Premises shall be considered a month-to-month tenancy subject to all the terms and conditions of this lease with monthly rent and any daily proportionate share thereof due at 150% of the previous months' rent, and the tenancy may thereafter be terminated by Landlord upon the issuance of a thirty (30) day written notice served upon Tenant in a manner afforded by law.

Landlord's Inability to Deliver Possession

Section 1.04. If Landlord is for any reason unable to deliver possession of the Premises to Tenant in late 2015, this lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting from failure to deliver possession to Tenant so long as Landlord has exercised, and continues to exercise, reasonable diligence to deliver possession of the Premises to Tenant. No rent shall, however, accrue or become due from Tenant to Landlord under this lease until the actual physical possession of the Premises is delivered, or the right to actual unrestricted physical possession of the Premises under this lease is tendered by Landlord to Tenant.

The parties agree that if possession has not been delivered by July 1, 2016, either party may terminate this lease without penalty or liability.

Termination for Failure of Tenant to Proceed with Diligence

Section 1.05. Notwithstanding any provision of Section 1.04 of this lease, and subject to events of force majeure (as defined below) and events of casualty or condemnation, if Tenant fails to have the Opening Day within six months after delivery of possession of the Premises by Landlord to Tenant, provided that Landlord has satisfied its obligations set forth in the Work Letter attached hereto as *Exhibit C*, then Landlord may terminate this lease without penalty or liability, upon at least thirty (30) days prior written notice to Tenant and provided further, if Tenant opens the Premises to the public within said thirty (30) day period, then Landlord's right to terminate shall be null and void. As such, subject to the foregoing, Landlord and Tenant agree that the Commencement Date shall fall within one-hundred and eighty (180) days after Landlord delivers possession of the Premises to Tenant. Both parties acknowledge that this lease contains a covenant of good faith and fair dealing, which requires that neither party take any course of action or inaction to frustrate the intentions of this lease and leasehold, and that, to this end, Landlord will endeavor to complete the construction of the Premises as soon as possible and that, upon completion of the construction of the Premises, Tenant shall endeavor to promptly complete its improvement work so as to trigger the occurrence of the Commencement Date as quickly as possible (that is, to have its Opening Day).

Compliance

Section 1.06. Landlord represents and warrants that to the best of its knowledge all improvements in the Premises will, once constructed, (i) comply with current building codes and all Applicable Laws; (ii) the Building Systems (as defined herein) serving the Premises are in good working order and condition; and, (iii) the Premises does not contain any Hazardous Materials as defined below. Should either Tenant or Landlord discover, prior to the opening for business, that any aspect of the Property or Premises are not compliant with Applicable Laws, Landlord will work with Tenant to remedy such non-compliance at Landlord's sole cost and expense. Said warranty does not apply to the particular use to which Tenant will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Tenant's particular use, or to any alterations or installments made by Tenant. Tenant is responsible for determining whether its use and, especially the zoning, now allow, and will continue to allow, its intended use of the Premises. Tenant acknowledges that past permitted uses or permitted uses in nearby buildings may not be allowed in the future. Tenant assumes full responsibility for ensuring that its use of the Premises complies with SF Planning Department guidelines and those restrictions imposed by other authorities. Tenant must perform its due diligence prior to its execution of this lease, as a denial of use by any governmental authority shall not operate to cancel, void, or otherwise rescind this lease and the obligations thereunder, and frustration of purpose shall not operate as a defense to an action to enforce the terms hereof. To that end, Landlord makes no warranty or guaranty with regard to the Tenant's intended usage of the Premises; as such, Tenant assumes all responsibility associated with that intended usage, and Tenant's failure to obtain permission to use the Premises in this manner from the government shall not release Tenant from its financial responsibility under this lease. The parties acknowledge that Hazardous Materials, as defined below, are contained within the soil beneath the foundation of the Property, and that these

Hazardous Materials have been contained in accordance with Applicable Laws prior to the inception of this lease. Landlord is performing excavation and environmental remediation on the site at the time of lease execution and will forward a "No Further Action Needed" letter from the certified environmental clean-up professional when the same is obtained by Landlord.

CASp Inspection

Section 1.07. Tenant is hereby informed that neither the Property nor the Premises has undergone inspection by a Certified Access Specialist (CASp); as such, Landlord makes no warranty or representation as to whether or not the Premises meets all or any applicable construction-related accessibility standards pursuant to law, including California Civil Code Sections 55.52 through 55.54.

ARTICLE 2
RENT

Minimum Rent

Section 2.01. Tenant agrees to pay to Landlord, in addition to the other charges described herein, monthly rent ("Minimum Monthly Rent") in accordance with the terms herein-below.

First, Minimum Monthly Rent shall not be due within the *earlier* of 150 days, or five months, after delivery of the Premises from Landlord to Tenant or upon the occurrence of the Opening Day ("Rent Commencement Date").

Second, upon the Rent Commencement Date, Minimum Monthly Rent shall be due in the following amount:

First twenty-four months of the Original Term: $84.00 per usable square foot.

After the first twenty-four month period of the Original Term, Minimum Monthly Rent shall increase by 5% every twenty-four months, beginning on month twenty-five. No notice of rent increase is required, and Tenant hereby waives any statute of limitations defense for rent increases not collected.

Attached hereto as *Exhibit B*, for reference only, is a "Rent Table" setting forth the amount of Minimum Monthly Rent for each year of the Original Term.

Rent for the Extended Term shall be as follows:

For the first year of the Option Period, Minimum Monthly Rent shall be increased to 100% of the current fair market value, but in no event shall Minimum Monthly Rent be set less than what was paid for the last month of the Original Term. The term "Fair Market Rental Value" shall be based upon the terms and conditions that would be paid by similar businesses in similarly sized and located Premises as then built and configured. "Fair Market Rental Value" shall be the base rental rate determined which new, nonsublease, nonequity, nonexpansion tenants are then on an arms' length basis leasing premises of comparable size, type, location, quality and

conditions as the Building in Hayes Valley for a term comparable to the Option Period, taking into consideration and making equitable adjustments for typical rental abatements and accounting for any annual escalations consistent with market rents. If Tenant has timely exercised its option to extend, then no more than one hundred eighty (180) days, and no less than one hundred twenty (120) days prior to the original Expiration Date, Landlord shall provide a written notice to Tenant setting forth Landlord's determination of the Fair Market Rental Value, including Landlord's basis for such determination. Tenant shall have fifteen (15) days from the date of such notice to respond in writing to Landlord indicating whether it disagrees with Landlord's determination, in which case Tenant shall provide its estimated Fair Market Rental Value in writing, including Tenant's basis for such determination. Tenant's failure to timely provide its own estimate in response to Landlord's Fair Market Rental Value shall be deemed Tenant's agreement to Landlord's estimate, which shall control. If Tenant disputes Landlord's estimate as provided herein, Landlord and Tenant shall negotiate in good faith for an additional fifteen (15) days to resolve the Fair Market Rental Value. If the parties have not reached agreement on Fair Market Rental Value as provided in the foregoing paragraph, promptly after the expiration of the negotiation period in the preceding paragraph the parties shall appoint a mutually agreeable person to serve as an appraiser to determine Fair Market Rental Value. If the parties are unable to mutually agree upon a person to serve as the appraiser, then either party on behalf of both may request appointment of a qualified appraiser by the then presiding judge of San Francisco County Superior Court and the other party shall not raise any question as to such Judge's power and jurisdiction to entertain the application for and make the appointment. The appraiser shall be an MAI certified commercial real estate appraiser or broker with at least five (5) years of experience with the prevailing market rents for commercial buildings in the Hayes Valley commercial market area in San Francisco, California. Landlord and Tenant shall arrange for the simultaneous delivery of their previous, unaltered estimates of Fair Market Rental Value to the appraiser promptly after his or her appointment. The role of the appraiser or broker shall be to select which of the two estimates most closely approximates the appraiser's own determination of Fair Market Rental Value, and the appraiser shall notify Landlord and Tenant of its determination within ten (10) days after receipt of Landlord's and Tenant's estimates. The appraiser or broker shall have no right to propose a middle ground or any modification of the two proposed determinations. The determination chosen by the appraiser or broker shall constitute the decision of the parties and be final and binding on the parties as the Fair Market Rental Value. Landlord and Tenant shall share equally in any and all costs incurred to employ the appraiser. Rent increases during the Option Period will also be determined by Fair Market Value.

Additional Rent

Section 2.02. Tenant is responsible to pay the following additional rent ("Additional Rent") at all times during the tenancy, which is, at the time of execution of this lease, estimated to be $10.00 per usable square footage: Tenant's Share (as defined below) of the Property's operating costs, insurance, and other expenses ("Operating Expenses"), to be paid in monthly installments with payment of the Minimum Monthly Rental during the Term. (This per usable square feet amount may be changed prior to the Minimum Rent Commencement Date as follows: Landlord shall ascertain the final amount with certainty and shall inform Tenant in

writing of the fixed amount by no later than thirty (30) days prior to delivery of the Premises from Landlord to Tenant.) Additional Rent shall be increased each year by the lesser of 5% per annum or the Consumer Price Index for San Francisco-Oakland-San Jose All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics, United States Department of Labor for all items ("Index") in effect on July 1, 2014, which shall be the Base Index. For each rent adjustment date, the Index in effect immediately before that Rent Adjustment Date ("the Adjustment Index") shall be used for purposes of calculating the amount of adjustment.

Operating Expenses shall not include the following: (1) depreciation on the Property; (2) debt service or other costs in connection with financing or refinancing the Property (3) interest; (4) property taxes shall not include (i) income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a part of property taxes; (ii) taxes on the personal property of other tenants or occupants of the Property (iii) impositions to pay for on-site or off-site improvements required by any governmental authority as a condition to the development, operation, expansion, or renovation of the Property or any part thereof; (iv) penalties and interest resulting from Landlord's delinquency in the payment thereof; (v) any succession, transfer, gift, capital levy, rental tax, business license fees, gross receipts taxes, income or corporation tax levied against Landlord; and (vi) any real estate transfer tax, mortgage lien tax, documentary stamp tax, recording fees or the like; (5) attorneys' and other professional fees and expenses incurred in connection with lease negotiations with prospective Property tenants, disputes and claims of other tenants or occupants of the Property; (6) the cost of any improvements or equipment which would be properly classified as capital expenditures (except for any capital expenditures expressly included in Operating Expenses which was installed for the purpose of reducing Operating Expenses; (7) the cost of designing, decorating, improving for tenant occupancy, painting or redecorating portions of the Property to be demised to tenants; (8) advertising expenses relating to vacant space; (9) real estate brokers' or other leasing commissions and other expenses incurred in leasing space within the project; (10) expenses, and wages, salaries and other compensation paid to any employee of Landlord or its managing agent to the extent such wages, salaries and other compensation are not allocable to time spent by the relevant employee providing on-site services at the Property; (11) the overhead costs associated with the operation of the business or the ownership entity which constitutes Landlord; (12) any reserves for capital replacements; (13) costs in connection with services or other benefits which are provided exclusively to another tenant or occupant and not to Tenant and which do not benefit Tenant; (14) costs for all items and services for which Tenant or other tenants or occupants reimburse Landlord or reimburse or pay third parties or which Landlord provides selectively to one or more tenants or occupants of the Property (other than Tenant) without reimbursement; (15) costs of repair or replacement of any item paid for pursuant to an unexpired warranty; (16) any fines, penalties or interest resulting from Landlord's violation of any federal, state or local law or regulation or due to late payment by Landlord of any Operating Expenses; (17) expenses for sculptures, paintings, or other objects of art, except to the extent that such objects are required by a governmental or other regulatory body having jurisdiction over the Property; (18) rental payments and any other

related costs pursuant to any ground lease of land underlying all or any portion of the Property; (19) the costs of repair to the Property, and other costs and expenses (which would otherwise be included as part of Operating Expenses), to the extent such costs are reimbursed by insurance, guaranties, warranties, governmental agencies, or other tenants or occupants; (20) cost of complying with laws, codes, regulations, or ordinances relating to Hazardous Materials to the extent such costs are incurred as a result of the presence of Hazardous Materials in the soil or groundwater under the Building prior to the date of execution of this Lease; (21) utilities which are separately metered and paid for by particular tenants in the Property (including Tenant); (22) costs necessitated by or resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors or any tenants of the Building; or (23) costs of correcting defects in the construction of the Property or non-compliance with laws in effect at the time of construction of the Property only to the extent that such defects or non-compliant improvements were not caused or created by Tenant or Tenant's improvement work at the Premises.

Except as is otherwise provided for herein, "Tenant's Share" shall be the percentage of those Expenses applicable to the entire Property, such as roof maintenance and repair, as well as other Expenses applicable to the entire Property and reflects the per usable square feet of the Premises in relation to the usable square footage of the entire Property, as set forth and described in the Property's CC&Rs, a copy of which shall be provided to Tenant once the CC&Rs are finalized (and shall thereafter be incorporated herein). Notwithstanding the foregoing, with respect to those Expenses which are only applicable to the commercial spaces within the Property, "Tenant's Share" shall be the percentage of those Expenses applicable to the commercial spaces within the Property and reflects the per usable square feet of the Premises in relation to the usable square footage of the commercial space within the Property. In addition, to the extent certain Expenses are applicable solely to the Premises such as property taxes, assuming that the Premises is a separately assessed tax parcel, then "Tenant's Share" of such expenses shall be 100%.

Gross Sales

Section 2.03. (a) Tenant shall also pay at all times during the tenancy, as Additional Rent, the following: 4.5% of Tenant's "gross sales" (as hereinafter defined) that exceeds the "break point" for the lease year. The "break point" is defined as the current Minimum Annual Rent divided by 4.5%. This additional rent is hereafter referred to as "Percentage Rent." The Percentage Rent shall be paid by Tenant to Landlord not later than 15 days after the end of each calendar month following the month in which the then applicable break point is reached.

By way of illustration, the usable square feet of the Premises is 2,936. The rent is $84.00 per foot for the first twenty-four months of the Original Term. Additional Rent as set forth herein is 4.5% of Tenant's gross sales. As such, 2,936 usable square feet multiplied by $84.00 equals a Minimum Annual Rent of $246,624. The Minimum Annual Rent, when divided by 4.5%, establishes a break point of $5,480,533. If "gross sales," as defined herein-below, equals $6,459,200 per year ($2200 per foot times 2936 square feet), then Percentage Rent would equal 4.5% of 978,667 ($6,459,200 minus $5,480,533), or $44,040.

(b) Tenant agrees to deliver to Landlord, within 30 days after the close of each lease year during the term of this lease, an "annual statement of gross sales" (as hereinafter defined) showing the gross receipts of Tenant during such lease year. The "annual statement of gross sales" shall be a statement of Tenant's gross receipts for the lease year for which the same is required, prepared by Tenant's regularly employed accountant or bookkeeper and certified to be correct by an independent certified public accountant.

Gross Sales Defined

Section 2.04. For purposes of this Article, the term "gross sales" shall mean the total selling price of all merchandise or services sold or rendered in, on, or from the Premises by Tenant, its subtenants, licensees, or concessionaires, whether for cash or on credit and if on credit whether or not paid, and shall include, without limitation:

(a) Proceeds from all automatic vending, weighing, and other machines owned and operated by Tenant in or on the Premises; and,

(b) Proceeds from sales based on orders solicited or taken from, in, or on the Premises for food, beverages or services to be delivered or rendered off, or from sources outside, the Premises.

Gross Sales Exclusions

Section 2.05. Notwithstanding the provisions of Section 2.03 of this lease, the term "gross sales" shall not include the following items, and those items may be deducted from gross sales to the extent they have been included in a prior computation of gross sales on which a percentage rental has been paid under this lease to Landlord:

(a) Credits and refunds made to customers for merchandise returned or exchanged;

(b) Credits and amounts paid or allowed customers in settlement of claims for loss or damage to merchandise;

(c) Any sales, use, gross receipts or excise taxes otherwise includable in gross sales as defined in this Article because part of the total selling price of merchandise or services rendered in, from, or on the Premises when Tenant must account for and remit the taxes to the government entity or entities by which they are imposed;

(d) Any transfer of merchandise from the Premises to the manufacturer or supplier from whom it was obtained by Tenant;

(e) Any sales to Tenant's employees at a discount off the retail price;

(f) Employee meals and discounted sales to employees (not to exceed 3% of Gross Sales per year);

(g) Charitable contributions (not to exceed 3% of Gross Sales per year);

(h) Gratuities paid to staff;

(i) Bank and credit card charges (not to exceed 3% of Gross Sales per year);

(j) Promotional and complimentary meals or food stuffs (not to exceed 3% of Gross Sales per year);

(k) Sales of Tenant's fixtures which are not part of Tenant's stock in trade; and,

(l) Commissions payable to Open Table or similar third party reservation services.

Books and Records

Section 2.06. Tenant shall at all times keep or cause to be kept on the Premises or at its' San Francisco Bay Area headquarters complete and accurate records and books of account showing the total amount of gross sales made in, on, or from the Premises. Tenant covenants that it shall cause to be installed accurate cash registers, which shall show and record each and every sale made on and within the Premises and which also shall show the total of all daily sales. Tenant agrees to maintain on the Premises or at Tenant's San Francisco Bay Area headquarters for a period of three years following the close of each calendar month all records and books of account and all cash register tapes or their electronic equivalent showing or in any way pertaining to the gross sales made in, on, or from the Premises during that calendar month.

Statement of Gross Sales and Audit

Section 2.07. (a) Tenant agrees to submit the following to Landlord: quarterly statements of gross sales received from the business operated on the Premises; a statement of yearly gross sales, within 30 days immediately following the end of the first and each succeeding full year of the term of this lease; and a statement of gross sales made since the last quarterly statement, within 30 days following the expiration or earlier termination of this lease. The first such yearly statement shall include gross sales for the first 12 whole months and any partial month immediately following the Commencement Date of this lease. All such statements shall be signed by a responsible and authorized financial officer of Tenant certifying the amount of gross sales (as defined in this lease) defined for the period to be accounted for. If by any such yearly statement it appears that any percentage rent is due and payable to Landlord for the preceding yearly period, it shall be paid to Landlord within 30 days immediately following the date the yearly statement is rendered.

(b) Landlord may at any time within one year after receiving a statement from Tenant, at Landlord's own cost and expense, cause all books, records, and cash register tapes or their electronic equivalent described in Section 2.06 of this lease for the calendar month purportedly covered by the statement to be audited by a public or certified public accountant selected by Landlord. On receiving written notice of Landlord's election for such an audit, Tenant shall make available all such books,

records, and cash register tapes or their electronic equivalent to the public or certified public accountant selected by Landlord at Tenant's San Francisco headquarters. Furthermore, Tenant shall promptly on demand reimburse Landlord for the commercially reasonable cost and expense of the audit if the audit discloses that the questioned statement understated gross sales or the rent payable because of gross sales by three (3) percent or more in an amount not to exceed $3,500.00.

Tenant's bookkeeper and/or accountant shall respond to all questions and inquiries of Landlord's certified public accountant with respect to the books and records being examined, and shall provide other further documentation as may reasonably be required by the Landlord's CPA. Landlord and its agents, representatives and employees shall maintain the confidentiality of all statements of gross sales and related books and records received from Tenant.

Rent Payments and Late Fees

Section 2.08. Tenant shall pay Minimum Monthly Rent to Landlord in lawful money of the United States, without offset or deduction, on or before the first day of each month. Tenant shall pay one twelfth of Landlord's estimated applicable Additional Charges to Landlord in lawful money of the United States, without offset or deduction at the same time as Minimum Monthly Rent is paid. Payments shall be made to Landlord at its address stated herein or to such other place as the Landlord may so designate. Any payments made for a period of less than one month shall be prorated based upon the number of days in each such month. Acceptance of a payment which is less than the amount then due shall not be a waiver of Landlord's rights to the balance of such rent.

Tenant hereby acknowledges that late payment by Tenant of rent will cause Landlord to incur costs not contemplated by this lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if rent shall not be received by Landlord within five days after such amount shall be due, then Landlord will notify Tenant of such delinquency and Tenant will have ten (10) days to cure such delinquency ("Cure Period"). If the delinquency is not remedied during the cure period, Tenant shall be responsible for a late charge equal to ten percent (10%) of each such overdue amount. The parties hereto agree that such a late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Any monetary payment due to Landlord under the terms of this lease not received by Landlord thirty (30) days after past due shall bear interest from the date when due at the rate of ten percent (10%) per annum or the highest rate allowable by law.

Landlord Improvement Obligation as Condition Precedent

Section 2.09. Landlord agrees to complete the following improvement work contained within the "Landlord Work Letter." These improvements shall be termed herein as "Landlord's Work." The Landlord Work Letter is attached hereto as *Exhibit C*, and its contents are incorporated herein. All of Landlord's Work shall be performed in compliance with all Applicable Laws, Landlord shall obtain all requisite permits and approvals and Landlord shall use new materials in connection with such work.

Landlord is furnishing and installing the Landlord Work Letter and providing an allowance to Tenant in the amount of $100 per usable foot for the construction and completion of Tenant's improvement work ("Tenant's Work"), which is improvement work separate from Landlord's Work. Landlord may, in Landlord's sole discretion, perform items of Tenant's Work if a) plans are available in accordance with Landlord's schedule of work ("Landlord's Construction Schedule"); b) such work can be accomplished by Landlord without additional charge and/or c) the cost of adding such work saves Tenant money which it would otherwise have to spend in order to complete Tenant's Work, under which circumstances Landlord may perform Tenant's Work and bill Tenant for the costs incurred.

If Tenant provides Landlord, in accordance with Landlord's Construction Schedule, with working drawings for Tenant's sprinkler lay-out, mechanical, electrical, plumbing and such other Tenant Work as could feasibly be performed at the same time as Landlord's Work, , Landlord may complete areas of such Tenant's Work as will not increase Landlord's cost, or if the price of such Tenant Work as estimated by Landlord's contractor is less than would otherwise cost Tenant, Tenant may require Landlord to perform such Tenant Work and Landlord may charge Tenant for the incremental actual cost of the Tenant Work designated by Tenant to be completed by Landlord.

Tenant Improvement Allowance

Section 2.10. As stated above, Landlord further agrees to contribute up to but not exceeding the sum of $100 per usable square feet, or $293,600.00, towards Tenant Work separate and apart to what is set forth herein-above as Landlord's Work.

Landlord will pay a "Construction Allowance" to Tenant in four (4) payments, with the first three (3) payments (each a "Partial Payment"), not to exceed Tenant's actual construction costs up to the sum of Eighty Eight Thousand One Hundred Eight and No/100ths Dollars ($88,108.00), and the fourth payment (the "Final Payment"), not to exceed Tenant's actual construction costs up to the sum of Twenty Nine Thousand Thirty Six and No/100ths Dollars ($29,036.00). Landlord will pay each Partial Payment within twenty (20) days after 30%, 60%, and 90% of the Tenant Work is completed in accordance with the plans and specifications approved by Landlord, and upon receipt of partial lien releases that have been issued by Tenant's general contractor. With respect to the Final Payment, Tenant will also provide final lien releases issued by Tenant's general contractor at the time this payment is made.

Landlord shall also forgive 40% of the Minimum Monthly Rent for the first twelve months following the Minimum Rent Commencement Date as part of its contribution to the tenant improvement allowance. After this period of time (12 months following the Minimum rent Commencement Date), Landlord shall not be financially responsible, in whole or in part, for any further tenant improvement work during the term of the tenancy (Original and, if applicable, Option Period) or any holdover thereof.

ARTICLE 3
USE OF PREMISES

Permitted Use

Section 3.01. During the term of this lease (including the Original Term and the Extended Term, if any), the Premises shall be used for the exclusive purpose of operating and conducting a café/restaurant with an appropriate liquor license, for uses normally incident to that purpose, and for no other purpose. Tenant shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord. In conducting the business specified in this Section in and on the Premises, Tenant shall comply with all local and state ordinances, and with the By-Laws and CC&R's of the to be formed 450 Hayes Street owners' association so long as such By-Laws and CC&Rs permit Tenant to operate the permitted use set forth above . Tenant may apply for an outside dining permit, and may conduct outside dining, including the service of alcoholic beverages, if approved by the City and County of San Francisco and subject further to applicable Alcohol and Beverage Control regulations. If Tenant is unable to use the outside dining area for dining food service purposes, including the service of alcoholic beverages, then Minimum Monthly Rent and Additional Rent shall be reduced proportionately based upon the square footage of the outside dining area. However, if Tenant is unable to use the outside dining area for dining food service, including the service of alcoholic beverages and Tenant elects to use the outside area for other purposes, then Minimum Monthly Rent shall be reduced to twenty-five percent (25%) of the Minimum Monthly Rent for the portion of the Premises allocated to the outside dining area. Notwithstanding the foregoing, if Tenant is unable to use the outside dining area for dining food service purposes, including the service of alcoholic beverages, and Tenant does not elect to utilize the outside dining area for any purpose, Landlord shall not lease the outside dining area to any other person or entity or permit it to be used for any purpose whatsoever.

Operation of Business

Section 3.02. Tenant agrees to comply with all licensing requirements, and agrees to maintain at all times a proper on site alcohol beverage license. Any denial or restriction of use imposed by the local government is Tenant's responsibility, and Landlord bears no responsibility whatsoever for any governmental restriction or denial of Tenant's use, unless such restriction or denial is due in whole or in part to Landlord's negligence or misconduct. Tenant shall comply at all times with San Francisco's environmental regulations with regard to trash/composting/recycling, and Tenant further agrees to keep the trash/composting/recycling bins off of the sidewalk during non pick-up days.

Insurance Hazards

Section 3.03. Tenant shall not commit or permit the commission of any acts, other than the use contemplated by this Lease or permitted use stated in section 3.01, on the Premises nor use or permit the use of the Premises in any manner that will materially increase the existing rates for or cause the cancellation of any fire,

liability, or other insurance policy insuring the Premises or the improvements on the Premises. Tenant shall, at its own cost and expense, comply with the commercially reasonable requirements of Landlord's insurance carriers necessary for the continued maintenance at reasonable rates of fire and liability insurance policies on the Premises and the improvements on the Premises.

Outdoor Seating

Section 3.04. While part of the Premises includes the adjoining outdoor area as set forth in *Exhibit A*, Landlord makes no warranty or guarantee that Tenant shall be allowed by law to utilize this space for that purpose. Tenant bears all risk and responsibility to ensure that this use is allowed by the City and County of San Francisco. Tenant shall also comply with the Building's CC&Rs and all amendments thereto at all times during its tenancy.

Compliance With Laws

Section 3.05. Tenant shall at Tenant's own cost and expense comply with all statutes, ordinances, regulations, and requirements of all governmental entities, both federal and state and county or municipal ("Applicable Laws"), relating to Tenant's specific use and occupancy of the Premises (and specifically excluding any such laws and requirements which would pertain to any lawful use and occupancy of the Premises in contrast to Tenant's specific use), whether those statutes, ordinances, regulations, and requirements are now in force or are subsequently enacted. Tenant also agrees to adhere to San Francisco's signage ordinances with regard to Tenant's outside signage that Tenant intends to install. Tenant shall have no liability with respect to any Hazardous Materials which were in existence prior to the delivery of the Premises to Tenant and Landlord shall indemnify, defend and hold Tenant and its members, officers, directors, shareholders, employees, agents and representatives harmless with respect to any claims, liabilities, costs and expenses in connection therewith.

ARTICLE 4
TAXES AND UTILITIES

Utility Charges

Section 4.01. Tenant shall pay, and hold Landlord and the property of Landlord free and harmless from, all charges for the furnishing of gas, electricity, water/sewage, telephone/internet service, garbage pickup and disposal, and other public utilities directly and exclusively serving the Premises during the term of this lease. All such charges shall be paid by Tenant directly to the provider of the service and shall be paid as they become due and payable but in any event before delinquency. In the event one or more of the above named utility services are provided by Landlord, Landlord may bill Tenant for its proportionate share, however Tenant shall not be required to pay more than an independent provider would charge for such service.

Personal Property Taxes

Section 4.02. Tenant shall pay before they become delinquent all taxes,

assessments, and other charges levied or imposed by any governmental entity on the furniture, trade fixtures, appliances, and other personal property placed by Tenant in, on, or about the Premises including, without limiting the generality of the other terms used in this section, any shelves, counters, vaults, vault doors, wall safes, partitions, fixtures, machinery, plant equipment, office equipment, television or radio antennas, and communication equipment brought on the Premises by Tenant.

ARTICLE 5
ALTERATIONS AND REPAIRS

Condition of Premises

Section 5.01. Tenant shall, after inspection, accept the Premises, as well as the improvements located on the Premises, in their then-present condition and stipulates with Landlord that the Premises and improvements are in tenantable condition with the exception of Landlord's improvement obligations noted in *Exhibit B* of this lease. If, after inspection, Tenant is not satisfied with the condition of the Premises, Tenant may request modifications. The parties agree to work together in good faith to perform any request modification or alteration. Tenant further agrees with and represents to Landlord that the Premises will be inspected by Tenant upon completion of construction within ten (10) days after delivery of the Premises from Landlord to Tenant, and to communicate any request for modification during this 10-day period; thereafter, if no request has been communicated, the Premises will be deemed and presumed to be acceptable to Tenant.

Maintenance by Landlord

Section 5.02. (a) Landlord shall, at its own cost and expense, maintain in good condition and repair the structural elements of the Property, including the exterior sidewalks. For purposes of this section, "structural elements" shall mean the exterior roof, exterior walls, structural supports, framing, and foundation of the Property only, as well as all utility main supplies serving the Property, including, but not limited to, water, gas, electricity, sewer and HVAC. Landlord shall not be liable for any damages to Tenant or the property of Tenant resulting from Landlord's failure to make any repairs required by this Section unless written notice, or by email or other electronic communication regularly used by Landlord, of the need for those repairs has been given to Landlord by Tenant and Landlord has failed for a period of 24-hours after receipt of the notice to commence repairs, unless prevented by causes not the fault of the Landlord to commence the needed repairs. Upon receipt of notice, Landlord shall have a reasonable amount of time to complete any repair work. Notwithstanding anything in this Section to the contrary, Tenant shall promptly reimburse Landlord for the full cost of any repairs made pursuant to this Section required because of the gross negligence, other than normal and proper use, of Tenant or its employees or agents or subtenants, if any. Unless Landlord shall

commence any such repairs within twenty four (24) hours following receipt of Tenant's notice of the same, Tenant may directly contact Landlord's vendors or contractors to perform the same or if, after reasonable efforts to contact Landlord's vendors or contractors Tenant is unable to arrange for such repairs, Tenant may hire another vendor or contractor as it deems reasonably necessary to effect the repair. If Tenant performs any repair and engages and pays any vendors or contractors for the same, then Tenant shall submit a bill for such repairs to Landlord including backup invoices from such vendors and contractors. Landlord shall reimburse Tenant promptly for these expenses. If Landlord and Tenant both consent to any repairs, alteration or improvements, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or fixtures, appurtenances and equipment therein, unless as a result of Landlord or its agents negligence or willful misconduct, Tenant is unable to gain access to or use of the Premises, then Tenant's rent shall abate proportionately. Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect, unless Landlord consents to Tenant's request to make such repairs or if Landlord fails to pursue critical repairs within 24 hours as defined above.

(b) Landlord and its agents shall have the right to enter the Premises at all reasonable times, following 48-hours written notice to Tenant, (and at any time during an emergency) for the purpose of inspecting them or if entry is due to a repair request specifically made by Tenant, Landlord may enter at any time to make any repairs required to be made by Landlord under this lease. Landlord will notify Tenant for any and all instances of entry. There shall be no abatement of Minimum Monthly Rent or Additional Rent and no liability to Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs or performance of any maintenance obligations by the Landlord, unless as a result of Landlord's or its agent's negligence or willful misconduct Tenant is unable to gain access to or use the Premises, then Tenant's rent shall abate proportionately.

Maintenance by Tenant

Section 5.03. Except as otherwise expressly provided in Section 5.02 of this lease, Tenant shall at its own cost and expense keep and maintain all portions of the Premises and all Improvements located on the Premises in good order and repair and in a safe and clean a condition, reasonable wear and tear and events of casualty or condemnation excepted. Tenant's obligation to repair shall specifically include necessary repairs to the heating, ventilation, and air conditioning systems exclusively serving the Premises, interior walls, floor coverings, ceilings, the interior and exterior portions of all doors serving the Premises, and the front door area for the Premises. Tenant shall, at its sole cost, always keep the exterior of the Premises free from graffiti or promptly notify Landlord of graffiti so Landlord can perform necessary removal at Tenant's cost should Tenant fail to do so within a reasonable period of time. All items that exclusively service the Premises and are not the express responsibility of Landlord shall be the sole responsibility of Tenant.

Maintenance of Plate Glass

Section 5.04. Tenant shall, at its own cost and expense, repair and replace the large plate glass windows on the Premises that are broken regardless of any cause, except by fault of Landlord, or by fault of some employee or agent of Landlord. Should Tenant fail to repair or replace any glass broken in a window on the Premises, Landlord may replace or repair the broken glass and Tenant shall promptly reimburse Landlord for the cost of the repair or replacement.

Alterations and Liens

Section 5.05. Tenant shall not make or permit any other person to make any alterations to the Premises or to any Improvements on the Premises without the prior written consent of Landlord. Landlord shall not unreasonably withhold this consent. Tenant shall keep the Premises free and clear from any and all liens, claims, and demands for work performed, materials furnished, or operations conducted on the Premises at the instance or request of Tenant. Furthermore, any and all alterations, additions, improvements, and fixtures, made or permanently affixed in or on the Premises by Tenant or any other person shall on expiration or earlier termination of this lease, become the property of Landlord and remain on the Premises unless removable by Tenant subject to the provisions and requirements of Section 7.01 below. Landlord shall have the option, however, on expiration or termination of this lease, of requiring Tenant, at Tenant's sole cost and expense, to remove any or all such alterations, additions, improvements, or fixtures from the Premises. In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, Landlord will at that time designate any alterations, additions, or improvements that must be removed upon expiration of the term, and Tenant shall, forthwith and with all due diligence, at its sole cost and expense, repair any damage to the premises caused by such removal. Anytime work is to be commenced, Tenant must first inform Landlord of the nature of the work and the licensed contractor performing said improvement(s). Landlord shall have ample opportunity to record a Notice of Non-responsibility. Tenant shall indemnify Landlord for any suit or claim that arises out of any improvement work that Tenant orders.

Inspection/Entry by Landlord

Section 5.06. Tenant shall permit Landlord or Landlord's agents, representatives, or employees to enter the Premises at all reasonable times, with 48-hours prior written notice to Tenant, for the purpose of inspecting the Premises to determine whether Tenant is complying with the terms of this lease, for the purpose of doing other lawful acts that may be necessary to protect Landlord's interest in the Premises, or for the purpose of performing Landlord's duties under this lease. Landlord and Tenant shall cooperate with each other to schedule such inspections at a reasonable time to avoid interference with Tenant's business. To this end, Tenant shall cooperate with Landlord to allow access to Landlord when showing the Premises to prospective tenants before expiration of any lease term, and to prospective buyers throughout the lease term. Notwithstanding the foregoing, if, as a result of Landlord or Landlord's agents, representatives or contractor's acts or omissions, Tenant is unable to have access to or use of the Premises for a period in excess of seventy-two (72) hours, then Tenant's rent shall abate proportionately until the disruption or interference is eliminated.

Surrender of Premises

Section 5.07. On expiration or earlier termination of this lease, Tenant shall promptly surrender and deliver the Premises to Landlord free from debris, rubbish, and filth.

ARTICLE 6
INDEMNITY AND INSURANCE

Hold-Harmless Clause

Section 6.01. Unless caused by the negligence or willful misconduct of Landlord or Landlord's agents, employees, representatives or contractors, Tenant agrees to indemnify, and hold Landlord harmless from and against any all liability to third parties resulting from Tenant's occupation and use of the Premises, specifically including, without limitation, any claim, liability, loss, or damage arising by reason of:

(a) The death or injury of any person or persons, including Tenant or any person who is an employee or agent of Tenant, or by reason of the damage to or destruction of any property, including property owned by Tenant or any person who is an employee or agent of Tenant, and caused or allegedly caused by either the condition of the Premises, or some act or omission of Tenant or of some agent, contractor, employee, servant, subtenant, or concessionaire of Tenant on the Premises;

(b) Any work performed on the Premises or materials furnished to the Premises at the instance or request of Tenant or any agent or employee of Tenant; and

(c) Tenant's failure to perform any provision of this lease.

Landlord shall indemnify, defend and hold Tenant and its members, officers, directors, representatives, employees and agents harmless with regard to any injury, death or damage caused by the negligence or willful misconduct of Landlord and Landlord's agents, employees, representatives or contractors.

Public Liability and Property Damage Insurance

Section 6.02. Tenant shall, at its own cost and expense, procure and maintain during the entire term of this lease public liability insurance and property damage insurance issued by an insurance company reasonably acceptable to Landlord and insuring Landlord against loss or liability caused by or connected with Tenant's occupation and use of the Premises under this lease in amounts not less than:

(a) $2,000,000.00 for injury to or death of one person and, subject to that limitation for the injury or death of one person, of not less than $2,000,000 for injury to or death of two or more persons as a result of any one accident or incident; and

(b) $2,000,000.00 for damage to or destruction of any property of others.

The insurance required under this Section shall be issued by an insurance company or companies authorized to do business in California holding a Best Rating (or its

successor) of A/XV or better and shall be in a form reasonably satisfactory to Landlord. Upon request by Landlord, Tenant shall deposit with Landlord a certificate showing that insurance to be in full force and effect. Landlord shall be named as an additional insured under this policy.

Landlord's Insurance

Section 6.03. During the Term, Landlord shall maintain in effect insurance on the Premises in compliance with Landlord's obligations as the Owner of the commercial unit under the CC&R's of the to be formed 450 Hayes Street owner's association.

Mutual Waiver of Right of Recovery & Waiver of Subrogation

Section 6.04. Landlord and Tenant each hereby waive any right of recovery against each other and the partners, members, shareholders, officers, directors and authorized representatives of each other for any loss or damage that is covered by any policy of insurance maintained (or required by this Lease to be maintained) by either party with respect to the Premises or the Property or any operation therein, regardless of cause, including negligence (whether active or passive) or willful misconduct of the party benefiting from the waiver, to the extent of the loss or damage covered thereby. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

Tenant's Personal Property

Section 6.05. Tenant shall, during the full term of this lease and any renewals or extensions thereof, maintain at Tenant's own cost and expense an insurance policy issued by a reputable company authorized to conduct insurance business in California insuring for their full replacement value all fixtures and equipment and, to the extent possible, all merchandise that is, at any time during the term of this lease, in or on the Premises against damage or destruction by fire, theft, or the elements.

Tenant shall also cause and ensure that the hood and venting mechanism be professionally cleaned at least once every three months if used, or on recommended schedule by a mutually agreed upon vendor.

Fire Code

Section 6.06. Tenant shall conduct its business at all times in compliance with the San Francisco Fire Code. This is a material lease covenant.

Cancellation Requirements

Section 6.07. Landlord shall be named as an additional insured in each of the insurance policies required of Tenant, and each of the insurance policies required of Tenant shall be in a form reasonably satisfactory to Landlord and shall carry an endorsement that, before changing or canceling any policy, the issuing insurance company shall give Tenant at least 30 days' prior written notice. Duplicate originals or certificates of all such insurance policies shall be delivered to Landlord upon request as well as any notices of changes to or cancellation of any applicable policies.

ARTICLE 7
SIGNAGE AND TRADE FIXTURES

Installation and Removal of Trade Fixtures

Section 7.01. Tenant shall not install, affix, or display any signage in or about Premises without Landlord's prior written consent, not to be unreasonably withheld, or delayed. Tenant acknowledges that such signage shall comply with all requirements of any governmental authority with jurisdiction, and with the Building's By-Laws and CC&R's. Tenant acknowledges that the intention of this provision is to maintain the dignity and character of the Building as a first-class residential and commercial building.

Unremoved Trade Fixtures

Section 7.02. Any trade fixtures described in this Article that are not removed from the Premises by Tenant within 30 days after the expiration or earlier termination regardless of cause, of this lease shall be deemed abandoned by Tenant and shall automatically become the property of Landlord as owner of the real property to which they are affixed.

Signs

Section 7.03. Upon receipt of Landlord's prior permission, which shall not be unreasonably withheld, or delayed, Tenant may erect, maintain, permit, and from time to time remove any signs in or about the Premises that Tenant may deem necessary or desirable, provided that any signs erected or maintained by Tenant shall comply with all requirements of any governmental authority with jurisdiction. In addition, any proposed signage by Tenant shall be proposed to Landlord first, by way of a rendering or model. Landlord reserves the right to approve or disapprove of any proposed signage before the signage is erected or installed.

ARTICLE 8
DESTRUCTION OF PREMISES

Landlord's Obligation to Repair

Section 8.01. Except as otherwise provided in Section 8.02 below, if at any time

during the Original Term of this lease or any Extended Term, the Property is damaged or destroyed by any cause, Landlord shall promptly repair, rebuild, or restore the Property to substantially the same condition as the Property was delivered to Tenant at the commencement of this lease (i.e., exclusive of tenant fixtures and equipment). Landlord shall commence repair, restoration, or rebuilding, as appropriate, not later than 30 days after occurrence of the event causing damage or destruction. During such time, Tenant shall be entitled to a proportionate reduction of the Rent from the date of damage, while such repairs are being made and for 30 days after completion of the repairs, such proportionate reduction to be based upon the extent to which the damage and making of such repairs shall reasonably interfere with the business carried on by the Tenant in the Premises.

Landlord's Right to Terminate Lease

Section 8.02. Notwithstanding Section 8.01, Landlord shall have the right to terminate this lease and shall have no obligation to repair, restore, or rebuild the Premises or the Property under any of the following circumstances:

(a) Damage or destruction from an uninsured casualty when the cost of repair, restoration, or rebuilding exceeds a total of twenty-five percent (25%) of the then replacement cost of the Building; or

(b) Damage or destruction from an insured or uninsured earthquake occurs. Landlord and Tenant acknowledge that neither party is required to carry earthquake insurance. Tenant agrees that Landlord may terminate this lease if the Premises is substantially damaged or destroyed during an earthquake.

If Landlord elects to terminate this lease under any of the above circumstances, Landlord shall give written notice to Tenant not later than 30 days after occurrence of the casualty.

Abatement of Rent

Section 8.03. If damage or destruction to the Premises renders the operation of Tenant's business impossible and Tenant in fact ceases to operate its business, all rents required under this lease shall abate during the period in which Landlord is required to perform repairs or restoration, or to rebuild. Tenant shall also be excused from the payment of taxes and insurance attributable to that repair, restoration, or rebuilding period.

ARTICLE 9
CONDEMNATION

Total Condemnation

Section 9.01. If at any time during the term of this lease, title and possession of all of the Premises is taken under the power of eminent domain by any public or quasi-public agency or entity, this lease shall terminate as of 12:01 A.M. of the date actual physical possession of the Premises is taken by the agency or entity exercising the

power of eminent domain or vacation by the Tenants of the Premises as agreed upon between the Landlord and Tenant pursuant to such condemnation, and both Landlord and Tenant shall thereafter be released from all obligations under this lease, except those described in Section 9.04.

Termination Option for Partial Condemnation

Section 9.02. If at any time during the term of this lease, title and possession of only a portion of the Premises is taken under the power of eminent domain by any public or quasi-public agency or entity, Tenant may, at Tenant's option, terminate this lease if more than twenty - five percent (25%) of the floor space of the Premises or Building is taken under the power of eminent domain. If Tenant elects to exercise the option granted under this section, Tenant shall give Landlord written notice within 14 days after Tenant receives notice of the taking that designates the precise area of the Premises to be taken. This lease shall terminate as of the date specified for termination in Tenant's notice, or on the date actual physical possession of the Premises is taken by the public or quasi-public agency or entity, whichever date is earlier.

Partial Condemnation Without Termination

Section 9.03. If Tenant fails to exercise the option described in Section 9.02 of this lease or if the portion of the Premises taken under the power of eminent domain is insufficient to give rise to the option described in Section 9.02 of this lease then this lease shall terminate as to the portion of the Premises taken by eminent domain as of 12:01 A.M. of the day actual physical possession of that portion of the Premises is taken by the agency or entity exercising the power of eminent domain. In the event of such partial condemnation, all rents shall be adjusted to reflect the percentage floor space lost.

Condemnation Award

Section 9.04. If at any time during the term of this lease, title and possession of all or any portion of the Premises is taken under the power of eminent domain by any public or quasi-public agency or entity, the compensation or damages for the taking shall be awarded to and be the sole property of Landlord. Tenant hereby waives any and all rights to share in any damages or award, unless Tenant separately negotiates separate compensation or damages with public or quasi-public agency or entity for relocation expenses, damages to Tenant's personal property, trade fixtures and for any loss of goodwill or other damage to Tenant's business by reason of such taking so long as such award shall not reduce Landlord's award. Tenant shall be entitled to any and all awards and/or settlements which may be given to Tenant and Landlord shall have no claim to the Tenant's property within the Premises.

ARTICLE 10
ASSIGNMENT AND SUBLETTING

Restriction Against Subletting or Assignment

Section 10.01. Tenant shall not encumber, assign, sublet, or otherwise transfer this

lease, any right or interest in this lease, or any right or interest in the Premises or any of the improvements that may now or hereafter be constructed or installed on the Premises ("Transfer") without first obtaining the express written consent of Landlord, which shall not be unreasonably withheld, or delayed. Tenant shall not sublet the Premises or any part of the Premises or allow any other person, other than Tenant's agents, servants, and employees, to occupy the Premises or any part of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, or delayed. A consent by Landlord to one assignment, one subletting, or one occupation of the Premises by another person shall not be deemed to be a consent to any subsequent assignment, subletting, or occupation of the Premises by another person. Any encumbrance, assignment, transfer, or subletting without the prior written consent of Landlord, whether voluntary or involuntary, by operation of law or otherwise, is void and shall, at the option of Landlord, terminate this lease.

Within 20 days of Landlord's receipt of Tenant's request for an assignment or subletting, which shall be accompanied by the proposed assignment or sublease, as well as the financials of such person or entity, and a business description, Landlord shall elect to: (i) grant its consent; or (ii) deny its consent (subject to the limitations above). Without limiting the other grounds under which Landlord may reasonably deny its consent to a proposed assignment, Landlord and Tenant agree the following grounds are deemed reasonable:

(a) The transferee is of a character or reputation or engaged in a business that is not consistent with the quality of area and Property.

(b) The transferee intends to use the Premises for purposes that are different than the permitted Use.

(c) The transferee is a governmental agency thereof.

(d) The transferee does not have has at least three (3) years of experience of operating the same or a similar business.

(e) The transferee is not a party of acceptable financial worth or financial stability in light of the responsibilities involved under the Lease on the date consent is requested.

Sharing of Sublease/Assignment Profits

Section 10.02. Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Minimum Monthly Rent payable to Landlord for the Premises and term covered by the Transfer. Tenant shall pay Landlord for Landlord's share of this excess amount within 30 days after Tenant's receipt of said excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer including brokerage commissions, tenant improvements installed for the transferee, allowances payable to the transferee and any other amounts reasonably expended by Tenant in connection with such transfer. If Tenant is in Default beyond any applicable cure period,

Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against the Minimum Monthly Rent in the amount of Tenant's share of payments received by Landlord.

Permitted Transfers

Section 10.03. Permitted Transfers. Notwithstanding anything in this Lease to the contrary, each of the following are deemed a "Permitted Transfer" which does not require Landlord's consent, so long as the transferee in the Permitted Transfer executes an instrument in writing fully assuming all of the obligations and liabilities imposed upon Tenant under this Lease and delivers the same to Landlord: (i) the sale of all or substantially all of the assets, stock or ownership interests of Tenant as an on-going business operation; (ii) the reorganization/reincorporation under the laws of a different state effected through a merger; (iii) an assignment or sublet to an entity which is controlled by, controlling or under common control with Tenant; (iv) transfer of stock or other equity between any "members of Tenant" or their families, provided that in no event shall more than fifty percent (50%) of the aggregate ownership interest (which means membership interests if Tenant remains an LLC, or shares if Tenant becomes a corporation, or general partnership interests if Tenant becomes a partnership) of Tenant be thus transferred, in a single transaction or series of transactions; and (v) transfer made in connection with a venture capital, public, or other financing, so long as the transferee assumes all obligations hereunder, from and after the transfer, in a writing for the benefit of both the transferor and Landlord, with a copy thereof delivered to Landlord within fifteen (15) days of the effective date of the transfer.

In the event of a Permitted Transfer, Landlord shall have no right to increase the Rent under this Lease, to recapture any or all of the Premises or terminate this Lease or to seek the payment of any costs of the Landlord in connection with any such Permitted Transfer. Any sublet or assignment hereunder, including a Permitted Transfer, shall not release or discharge Tenant of or from any liability, whether past, present, or future, under this Lease, and Tenant shall continue to be fully liable thereunder. Tenant shall deliver to Landlord promptly after the effective date of any such transfer, an executed copy of each such sublease or assignment.

In addition, Tenant is hereby apprised and acknowledges that Landlord has the right in any way to assign and/or encumber its interest in the lease without Tenant's consent.

ARTICLE 11.0 DEFAULT

Default Defined

Section 11.01. The occurrence of any of the following shall constitute a material default and breach of this lease by Tenant:

(a) Any failure by Tenant to pay the rent or to make any other payment required to be made by Tenant under this lease beyond the Cure Period.

(b) The abandonment or vacation of the Premises by Tenant (the absence of Tenant from or the failure by Tenant to conduct business on the Premises for a period in excess of 30 consecutive days shall constitute an abandonment or vacation for purposes of this lease) except as agreed upon between the parties from time to time, e.g., medical or personal emergencies, repairs or maintenance, or planned holiday or due to an event of casualty or condemnation.

(c) A failure by Tenant to observe and perform any other provision of this lease to be observed or performed by Tenant, when that failure continues for 30 days after written notice of Tenant's failure is given by Landlord to Tenant; provided, however, that if the nature of that default is such that it cannot reasonably be cured within a 30-day period, Tenant shall not be deemed to be in default if Tenant commences that cure within the 30-day period and thereafter diligently prosecutes it to completion.

(d) The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, it is dismissed within 60 days); the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this lease, when possession is not restored to Tenant within 30 days; or the attachment, execution, or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this lease, when that seizure is not discharged within 30 days.

The notices provided for in subsections (a) through (c) of this Section 10.02 are not intended to replace, but rather are in addition to, any required statutory notices for unlawful detainer proceedings under Code of Civil Procedure Section 1161 et seq.

Termination of Lease and Recovery of Damages

Section 11.02. In the event of any default by Tenant under this lease, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the right to terminate this lease and all rights of Tenant hereunder by giving written notice of the termination. No act of Landlord shall be construed as terminating this lease except written notice given by Landlord to Tenant advising Tenant that Landlord elects to terminate the lease. In the event Landlord elects to terminate this lease, Landlord may recover from Tenant:

(a) The worth at the time of award of any unpaid rent that had been earned at the time of termination of the lease;

(b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after termination of the lease until the time of award excluding the amount of rental loss that Tenant proves could have been reasonably avoided;

The term "rent" as used in this lease shall mean the monthly rent and all other sums required to be paid by Tenant pursuant to the terms of this lease. As used in subsections (a) and (b), above, the "worth at the time of award" is computed by allowing interest at the rate of 10 percent per year.

Landlord's Right to Continue Lease in Effect After Breach

Section 11.03. (a) If Tenant breaches this lease and abandons the Premises before the natural expiration of the term of this lease, Landlord may continue this lease in effect by not terminating Tenant's right to possession of the Premises, in which event Landlord shall be entitled to enforce all its rights and remedies under this lease, including the right to recover the rent specified in this lease as it becomes due under this lease. For as long as Landlord does not terminate this lease, Tenant shall have the right to assign or sublease the Premises with the Landlord's prior written consent. Landlord shall not unreasonably withhold or delay such consent. In such event, Landlord will provide written notice of its election to continue lease.

(b) No act of Landlord, including but not limited to Landlord's entry on the Premises, efforts to relet the Premises, or maintenance of the Premises, shall be construed as an election to terminate this lease unless a written notice of that intention is given to Tenant or unless the termination of this lease is decreed by a court of competent jurisdiction.

Landlord's Right to Relet

Section 11.04. In the event Tenant breaches this lease, Landlord may enter on and relet the Premises or any part of the Premises to a third party or third parties for any term, at any rental, and on any other terms and conditions that Landlord in its sole discretion may deem advisable, and shall have the right to make alterations and repairs to the Premises. Tenant shall be liable for all of Landlord's commercially reasonable costs in reletting,. In the event Landlord relets the Premises, Tenant shall pay all rent due under and at the times specified in this lease, less any amount or amounts actually received by Landlord from the reletting.

Landlord's Right to Cure Tenant Defaults

Section 11.05. If, after receipt of the required notice as provided for in § 10.04, Tenant breaches or fails to perform any of the covenants or provisions of this lease, Landlord may, but shall not be required to, cure Tenant's breach. Any commercially reasonable sum expended by Landlord, with the then maximum legal rate of interest, shall be reimbursed by Tenant to Landlord with the next due rent payment under this lease.

Cumulative Remedies

Section 11.06. The remedies granted to Landlord in this Article shall not be exclusive but shall be cumulative and in addition to all remedies now or hereafter allowed by law or provided in this lease.

Waiver of Breach

Section 11.07. The waiver by Landlord of any breach by Tenant of any of the provisions of this lease shall not constitute a continuing waiver or a waiver of any subsequent breach by Tenant either of the same or another provision of this lease.

Default by Landlord

Section 11.08. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

ARTICLE 12
MISCELLANEOUS

Force Majeure--Unavoidable Delays

Section 12.01. If the performance of any act required by this lease to be performed by either Landlord or Tenant is prevented or delayed by reason of an act of God, strike, lockout, labor troubles, inability to secure materials, restrictive governmental laws or regulations, or any other cause except financial inability that is not the fault of the party required to perform the act, the time for performance of the act will be extended for a period equivalent to the period of delay, and performance of the act during the period of delay will be excused. However, nothing contained in this section shall excuse the prompt payment of rent by Tenant as required by this lease or the performance of any act rendered difficult solely because of the financial condition of the party required to perform the act.

Attorneys' Fees

Section 12.02. If any legal action is commenced between the parties to this lease concerning the Premises, this lease, or the rights and duties of either in relation to the Premises or to this lease, the party prevailing in that litigation shall be entitled to, in addition to any other relief that may be granted in the litigation, a reasonable sum as and for its attorneys' fees in that litigation that are determined by the court in that litigation or in a separate action brought for that purpose.

Notices

Section 12.03. Except as otherwise expressly provided by law, any and all notices or other communications required or permitted by this lease or by law to be served on or given to either party to this lease by the other party to this lease shall be in writing and shall be deemed duly served and given when personally delivered to the party to whom they are directed or sent via overnight delivery such as FedEx or other comparable service, or in lieu of personal service, when deposited in the United

States mail, first-class postage prepaid, addressed to Tenant c/o Back of the House, Inc., 1829 Union Street, San Francisco, CA 94123, Attn: Kimberly Bordigioni, Controller or to Landlord at both DM Development, 448 Linden Street, San Francisco, California 94102 and DDG, 60 Hudson Street, 18th Floor, New York, NY 10013. Either party, Tenant or Landlord, may change its address for the purpose of this section by giving written notice of that change to the other party in the manner provided in this section.

Binding on Heirs and Successors

Section 12.04. This lease shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant, but nothing in this section shall be construed as a consent by Landlord to any assignment of this lease or any interest therein by Tenant except as provided in Section 10.01 of this lease.

Partial Invalidity

Section 12.05. If any provision of this lease is held by a court of competent jurisdiction to be either invalid, void, or unenforceable, the remaining provisions of this lease shall remain in full force and effect unimpaired by the holding.

Sole and Only Agreement

Section 12.06. This instrument constitutes the sole and only full, final, and complete agreement between Landlord and Tenant respecting the Premises, the leasing of the Premises to Tenant, or the lease term created under this lease, and correctly sets forth the obligations of Landlord and Tenant to each other as of its date. Any agreements or representations respecting the Premises or their leasing by Landlord to Tenant not expressly set forth in this instrument are null and void. All prior negotiations and leases between the parties and predecessors are subsumed into this lease to the extent they have been agreed to, and if not agreed to by the parties such negotiations are not set forth in the terms and conditions of this lease. This lease may not be extended, amended, modified, altered, or changed, except in a writing signed by Landlord and Tenant.

Time of Essence

Section 12.07. Time is expressly declared to be of the essence in this lease.

Access Information Notice

Section 12.08. Tenant has been provided with a copy of a brochure entitled "Access Information Notice" authored by the City and County of San Francisco. Tenant understands that it bears full responsibility to ensure that the Premises is, will remain, and shall be at all times during this tenancy ADA compliant, and Tenant is solely responsible for making and paying for ADA improvements to the Premises. Both Landlord and Tenant agree to use reasonable efforts to notify the other of alterations to the Premises or Building which might impact accessibility. (Tenant

acknowledges that its language is English, and therefore understands this provision as drafted in the English language.)

Guarantee of Performance

Section 12.09. Adriano Paganini, an individual over the age of 18 years, is the authorized agent and member of Tenant. He is also a principal of the following entities:

Chestnut Partners, LLC d/b/a "Delarosa"
2175 Chestnut Street, San Francisco, CA 94123

Valencia 23 Restaurant Investors, LLC d/b/a "Beretta"
1199 Valencia Street, San Francisco, CA 94110

These two entities shall be collectively referred to as the "Paganini Restaurants."

Financial performance of Tenant shall be guaranteed by the Paganini Restaurants for the first thirty-six (36) months after the Minimum Rent Commencement Date (the "Guarantee Period"). This guarantee shall survive the termination of this lease, and shall permit Landlord to seek redress against the Paganini Restaurants before and in addition to pursuing Tenant. Upon expiration of the Guarantee Period, this guarantee of performance shall cease and shall be of no further force or effect. However, during the Guarantee Period, Mr. Paganini acknowledges and assents to the guarantee by the Paganini Restaurants of all financial obligations due and owing to Landlord pursuant to the terms hereof.

ACCEPTED AND AGREED TO BY:

________________________ Dated: 10-16-14

Adriano Paganini , Manager

Waivers

Section 12.10. No waiver by Tenant of a default or breach by Landlord of any term, covenant or condition of this lease shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default of breach of Landlord of the same or of any other term, covenant or condition hereof. No waiver by Landlord of a default or breach by Tenant of any term, covenant or condition of this lease shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default of breach of Tenant of the same or of any other term, covenant or condition hereof. The acceptance of rent by Landlord shall not be a waiver of any default or breach by Tenant.

Cumulative Remedies

Section 12.11. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

Subordination and Attornment

Section 12.12. This lease and any extensions for an Extended Term(s) shall be subject to any mortgage, deed of trust, or other hypothecation or security device, now of hereafter placed on the Property, to any and all advances made on the security hereof, and to all renewals, modifications, and extensions thereof. Tenant agrees that the holders of any such security device shall have no liability or obligation to perform any of the obligations of Landlord under this lease. In the event that Landlord transfers title to the Property, or the Property is acquired by way of foreclosure, Tenant shall attorn to the new owner, and upon request, enter into a new lease with such new owner for the remainder of the term hereof in the manner and condition consistent with the current terms as described herein. Upon transfer of the Property, Landlord will be relieved of any further obligations hereunder and such new owner will assume all of Landlord's obligations.

Landlord agrees to provide Tenant a "non-disturbance agreement" from the holder of any Landlord mortgage in the usual form of such holder, stating that as long as Tenant is not in material default under this Lease, this Lease will not be terminated if such holder acquires title to the Premises by reason of foreclosure proceedings or acceptance of a deed in lieu of foreclosure, provided that Tenant attorns to such holder in accordance with its requirements.

Estoppels

Section 12.13. Upon the request of either Landlord or Tenant or holder of any mortgage or purchaser of the Property of which the Premises are a part, at any time or from time to time (but no more often than once in any Lease Year with respect to any request made upon Landlord), each of Landlord and Tenant agree to execute, acknowledge and deliver to the other within fifteen (15) days after request a written instrument in a form reasonably satisfactory to the respective parties duly executed and acknowledged (a) certifying that this Lease is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), (b) specifying the dates to which the Minimum Rent and other charges hereunder have been paid and the amounts thereof, (c) that there are no defaults under the Lease, or stating the default and the nature thereof if defaults are claimed, to the knowledge of the party executing such instrument, (d) stating the Rent Commencement Date, (e) stating which options to extend the Term have been exercised; if any, (f) stating that there are no defenses or offsets thereto or stating those claimed by Tenant, and (g) stating such other factually accurate matters pertaining to the terms or subject matter of this Lease as may be reasonably requested by the parties hereto or any holder of any mortgage or purchaser of the Property.

Waiver of Jury Trial

Section 12.14. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PREMISES OR ARISING OUT OF THIS AGREEMENT.

Americans with Disabilities Act

Section 12.15. Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Tenant's specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises complies with ADA or similar legislation. However, Landlord represents and warrants that the project, including any common areas throughout the project, exclusive of the Premises, shall be compliant with the ADA or similar legislation at the time the Premises are delivered to Tenant. In the event that Tenant's use of the Premises requires modifications or alterations to the Premises in order to be ADA compliant, Tenant agrees to make such necessary modifications and/or alterations at Tenant's sole cost and expense.

Mediation and Arbitration of Disputes

Intentionally omitted

First Source Hiring Program

Section 12.17. Tenant agrees to comply Chapter 83 of the San Francisco Administrative Code (First Source Hiring Program). Tenant agrees to educate itself about the requirements of this local ordinance and to ensure it complies with its requirements.

Authority.

Section 12.18. If either Landlord or Tenant executes this Lease as a partnership, limited liability company or corporation, then such party and the persons and/or entities executing this Lease on behalf of such party represent and warrant that: (a) such party is a duly authorized and existing partnership, limited liability company or corporation, as the case may be, and is qualified to do business in the state in which the Premises are located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Landlord's or Tenant's behalf, as applicable, in accordance with such party's partnership agreement or operating agreement (if Landlord or Tenant is a partnership or a limited liability company), or a duly adopted resolution of such party's board of directors and the such party's by laws (if Landlord or Tenant is a corporation); and (c) this Lease is binding upon such party in accordance with its terms.

Quiet Possession.

Section 12.19. Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be

observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all the provisions of this Lease.

Construction.

Section 12.20. Each party acknowledges that each party and its counsel have participated fully in the review and revision of this Lease. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Lease.

Governing Law.

Section 12.21. This Lease has been delivered and executed in, and shall in all respects be governed by, subject to, enforced and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement.

Consent.

Section 12.22. This Lease has been delivered and executed in, and shall in all respects be governed by, subject to, enforced and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement.

Tenant Financing.

Section 12.23. Tenant shall have the right from time to time to grant and assign a security interest in all of Tenant's personal property located within the Premises which is not permanently affixed to the Premises to Tenant's lenders in connection with Tenant's financing arrangement, and any lien of Landlord against Tenant's personal property shall be subject and subordinate to such security interest. Landlord shall execute such documents as Tenant's lenders may reasonably request in connection with any such financing provided that Tenant shall reimburse Landlord for its reasonable attorneys' fees and costs in connection with Landlord's review of said documents.

Counterparts, Electronic and Facsimile Delivery.

Section 12.24. This Lease may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the Lease when a duly authorized representative of each party has signed a counterpart. The parties intend to sign and deliver this Lease by electronic or facsimile transmission. Each party agrees that the delivery of the Lease by electronic or facsimile transmission shall have the same force and effect as delivery of original signatures and that each party may use such electronic or facsimile signatures as evidence of the execution and delivery of the Lease by all parties to the same extent that an original signature could be used and the parties

hereby waive any defenses to the enforcement of the terms of this Lease based upon the form of the signature.

Confidentiality

Section 12.25. This Lease and the contents thereof shall be kept confidential by Tenant at all times during the tenancy. The Lease may not be recorded, and Tenant may not disclose its contents to anyone other than Tenant's lawyers, accountants, lenders, or prospective purchasers.

Executed at San Francisco, California.

LANDLORD
HAYES STREET HAYES VALLEY, LLC

By: [signature]

Date: 10/20/14

TENANT
HAYES VALLEY DELA, LLC

By: [signature]

Date: 10-16-14

President of Back of the House, Inc.
Its Manager

HAZARDOUS MATERIALS and AMERICANS WITH DISABILITIES ACT DISCLOSURES

Americans with Disabilities Act: The Americans With Disabilities Act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. The real estate brokers in this transaction are not qualified to advise you as to what, if any, changes may be required now, or in the future. Owners and tenants should consult the attorneys and qualified design professionals of their choice for information regarding these matters. Real estate brokers cannot determine which attorneys or design professionals have the appropriate expertise in this area.

Hazardous Materials: Various construction materials may contain items that have been or may in the future be determined to be hazardous (toxic) or undesirable and may need to be specifically treated/handled or removed. For example, some transformers and other electrical components contain PCBs, and asbestos has been used in components such as fire-proofing, heating and cooling systems, air duct insulation, spray-on and tile acoustical materials, linoleum, floor tiles, roofing, dry wall and plaster. Due to prior or current uses of the Property or in the area, the Property has hazardous or undesirable metals (including lead-based paint), minerals, chemicals, hydrocarbons, or biological hazards (including, but not limited to, mold) or radioactive items (including electrical and magnetic fields) in soils, water, building components, above or below-ground containers or elsewhere in areas that may or may not be accessible or noticeable. Such items may leak or otherwise be released. Real estate agents have no expertise in the detection or correction of hazardous or undesirable items. Expert inspections are necessary. Current or future laws may require clean up by past, present and/or future owners and/or operators. It is the responsibility of the Tenant to retain qualified experts to detect and correct such matters and to consult with legal counsel of their choice to determine what provisions, if any, they may include in transaction documents regarding the Property.

Sellers/Lessors are required under California Health and Safety Code Section 25915 et seq. to disclose reports and surveys regarding asbestos to certain persons, including their

employees, contractors, co-owners, purchasers and tenants. Tenants have similar disclosure obligations. Lessors and Tenants have additional hazardous materials disclosure responsibilities to each other under California Health and Safety Code Section 25359.7 and other California laws. Consult your attorney regarding this matter, and make proper disclosures.

LANDLORD
HAYES STREET HAYES VALLEY, LLC

By: ____________

Date: 10/20/14

TENANT
HAYES VALLEY DELA, LLC

By: ____________

Date: 10-16-14

President of Back of the House, Inc.
Its Manager

EXHIBIT A

DRAWING OF THE PREMISES


TRASH
101
STAIR 4
S4
LOBBY
103
RETAIL 2
104
3'-8"
3'-8"
3'-8"
3'-8"
HAYES STREET

OUTDOOR SEATING AREA APPROX. 226 SF

EXHIBIT B

RENT TABLE

Months	Maximum Monthly Rent	Annual Rent
1 - 24*	20,552.00	246,624.00
25 – 49	21,579.60	258,955.20
49 - 72	22,658.58	271,902.96
73 – 96	23,791.51	285,498.11
97 – 120	24,981.08	299,773.01
121 – 144	26,230.14	314,761.66
145 – 168	27,541.65	330,499.75
169 – 180	28,918.73	347,024.73

*Minimum Monthly Rent shall abate by 40% of the Base Rent ($33.60 per square foot) for the first twelve (12) months following the Rent Commencement Date, which will result in Minimum Monthly Rent during months 1 – 12 to be $12,331.20.

EXHIBIT C

LANDLORD WORK LETTER

Subject to Tenant providing Working Drawings per Landlord's Schedule, Landlord will furnish and install Tenant's Work which could feasibly be performed by Landlord's Contractor as part of the base building such as underground plumbing, gas and electric distribution, completion of fire protection sprinkler heads installation, etc. Landlord's obligation to perform such work is conditioned upon Tenant adhering to Landlord's Schedule and upon inclusion of said Tenant Work not materially increasing Landlord's Cost. In the event, there is an upcharge for said Tenant Work, Landlord will provide Tenant with a written Cost Estimate and Tenant may instruct Landlord to cause said Tenant Work to be performed as part of Landlord's Work at Tenant's sole cost and expense.

Landlord shall, at Landlord's sole cost and expense,deliver a structurally sound space in shell condition inclusive of all utility hook-ups and entitlement fees in compliance with all applicable current codes, including seismic, fire and life safety, water and sewer, building and ADA codes including but not limited to the following:

Columns, structure, exterior walls, and mutually acceptable storefront;

Foundation floor with smooth concrete slab to accommodate Tenant's flooring and in ADA compliance;

Underground plumbing or a leave-out in the concrete slab with an allowance for completion provided to Tenant;

Insulation to code requirements for the shell at roof and exterior walls;

HVAC system for Tenant space exclusive of distribution, unless distribution is performed in accordance with the first paragraph hereinabove, including exhaust duct systems with roof equipment and welded ducts to roofline, grease exhaust and tempered make-up air adequate for a restaurant of Tenant's size with a minimum 1 ton per 200 sq.ft.;

All required utility services stubbed to such location as Tenant may direct in the Premises, and separately metered at Landlord's expense including but not limited to:

> Telephone conduit stubbed to the Premises with capacity for 6 telephone lines;
>
> Electrical service that provides 277/480 volt 3 phase, 4 wire 200 amp, capacity service with separate meter, meter pad and disconnects, CT section, main distribution panel, main disconnect switch and step-down transformer. Installation of conduit and electrical cable from the main switch gear to the sub-panel in Tenant's premises shall be part of Landlord Work;

2 inch natural gas line with meter and meter pad with capacity adequate for a restaurant of Tenant's size;

Water line with minimum 2 inch pipe that delivers 100 gallons per minute with meter stubbed to specific locations designated by Tenant within the Premises with water and sewer hook-up fees paid by Landlord;

Four inch sanitary sewer connected to grease interceptor as and only if required by Landlord and/or the City and County and in full compliance with building codes for a restaurant of Tenant's size. Landlord to provide Tenant with a waste line adequate for Tenant's needs to facilitate non-greasy wastewater. Invert heights pursuant to Tenant's specifications;

Air pollution equipment and the maintenance of air pollution equipment, required by Landlord or regulatory authorities. Such equipment to be subject to Tenant's approval and to include but not be limited to an electrostatic precipitator, smog hog or Molitron system, as and if required;

Complete working Fire Protection Sprinkler System, with drop heads in a standard pattern for vacant space unless Tenant provides drawings per Landlord's Schedule which allows for installation of drop heads compliant with Tenant's layout. Detector check valves, vaults, post indicators, hydrants or hose connections to be included;

Fire-rated shaft for grease exhaust for a type 1 hood with sufficient capacity for Tenant's business;

Grease Interceptor if required by the governmental agency having jurisdiction with the understanding that Tenant shall pay for under-counter grease traps if same meets applicable codes;

Tenant to be provided with a storage area for Tenant's compressor racks and water heater;

Tenant to be provided an area for exterior wash down and the temporary storage of garbage and recycling convenient to the Premises with concrete pad and sewer drain;

Two toilet rooms on Premise or otherwise available to Tenant's customers in compliance with all applicable building and ADA codes, walls sheetrocked and fire taped only; no floor covering

ADDENDUM #1 TO LEASE FOR 450 HAYES STREET – GROUND FLOOR RESTAURANT

THIS ADDENDUM #1 TO LEASE FOR 450 HAYES STREET – GROUND FLOOR RESTAURANT ("***Addendum***") is entered into as of September ___, 2016 (the "***Effective Date***"), by and between Hayes Street Hayes Valley LLC, a Delaware limited liability company ("***Landlord***") and Hayes Valley Dela, LLC ("***Tenant***") regarding the commercial tenancy by Tenant within that certain commercial condominium consisting of 2,647 usable square feet on the interior ground floor and 243 usable square feet of outdoor space ("***Premises***") that adjoins the interior portion of the property and project commonly known as 450 Hayes Street, San Francisco California. Landlord and Tenant are sometimes referred to herein collectively as the "***Parties***." All capitalized words not otherwise defined herein shall have the definitions given to them within the Lease.

This Addendum amends and is incorporated into that certain Lease for 450 Hayes Street – Ground Floor Restaurant, dated as of October 9, 2014 (the "***Lease***"), by and between Landlord and Tenant. To the extent of any conflict between the terms of this Addendum and those in the Lease, the terms of this Addendum shall control.

Landlord is in contract to sell the Premises to a third party. Upon the closing, the Premises will be reassessed at fair market value, and property taxes owed as Additional Rent under the Lease will increase. Tenant agrees that it will pay any and all of the increased property taxes for the Premises, currently estimated to initially be $5,736.04 per month, as Additional Rent as and when owed under the Lease without limitation as to increases under Section 2.02. Tenant also acknowledges its obligation to pay owners' association dues, which will initially be $799.36 per month, as Additional Rent as and when owed under the Lease.

Tenant further agrees that (i) property taxes (whether separately assessed to the Premises, included in the owners' association dues or otherwise payable as Additional Rent), are Operating Expenses (except for those types of taxes specifically excluded from "property taxes" in Section 2.02) but are not and shall not be subject to any limitation or cap on increases in Additional Rent under the Lease, and (ii) Percentage Rent is rent payable in addition to Base Rent and Additional Rent, and is not subject to any limitation or cap on increases in Additional Rent under the Lease.

The Parties agree that the Rent Commencement Date shall be December 1, 2016.

Except to the extent modified herein, all terms and conditions of the Lease remain unchanged and in full force and effect. This Addendum may be executed in counterparts, each of which shall constitute an original and all of which, together, shall constitute one and the same instrument. Facsimile or electronic copies of signatures to this Addendum shall count the same as originals.

Signature Page Follows

ACCEPTED AND AGREED TO BY THE PARTIES IN SAN FRANCISCO, CALIFORNIA AS OF THE EFFECTIVE DATE:

LANDLORD
HAYES STREET HAYES VALLEY LLC,
a Delaware limited liability company

By: DDG California LLC,
a Delaware limited liability company, Its Manager

By: DDG Partners LLC,
a Delaware limited liability company, Its Member

By: ______________________

Name: Christopher J. Prokop

Its: Authorized Signatory

By: DM Development Partners, LLC
a California limited liability company, Its Manager

By: ______________________

Name: Danielle Dignan

Its: Authorized Signatory

TENANT
Hayes Valley Dela, LLC,
By: Adriano Paganini, President of Back of The House, Inc.,

Its Manager

By: ______________________

Date: 10/14/2016.

S:\DOCUMENT\DM Development\Working\450 Hayes\Lease\Addendum to Lease (Hayes Valley Dela LLC).docx

ADDENDUM #2 TO LEASE FOR 450 HAYES STREET – GROUND FLOOR RESTAURANT

THIS ADDENDUM #2 TO LEASE FOR 450 HAYES STREET – GROUND FLOOR RESTAURANT ("*Addendum*") is entered into as of December 14, 2016 (the "*Effective Date*"), by and between Hayes Street Hayes Valley LLC, a Delaware limited liability company ("*Landlord*") and Hayes Valley Dela, LLC ("*Tenant*") regarding the commercial tenancy by Tenant within that certain commercial condominium consisting of approximately 2710 usable square feet on the interior ground floor and 226 usable square feet of outdoor space ("*Premises*") that adjoins the interior portion of the property and project commonly known as 450 Hayes Street, San Francisco California. Landlord and Tenant are sometimes referred to herein collectively as the "*Parties*." All capitalized words not otherwise defined herein shall have the definitions given to them within the Lease.

NOW, THEREFORE, the parties hereto agree as follows:

1. Addendum into Lease. This Addendum amends and is incorporated into that certain Lease for 450 Hayes Street – Ground Floor Restaurant, dated as of October 9, 2014, as amended by that certain Addendum #1 to Lease for 450 Hayes Street – Ground Floor Restaurant, dated September ___, 2016 (collectively, the "*Lease*"), by and between Landlord and Tenant. To the extent of any conflict between the terms of this Addendum and those in the Lease, the terms of this Addendum shall control.

2. Addition of Language in Section 3.01. The Parties agree that the third full sentence of Section 3.01 of the Lease (beginning with "Tenant may apply...") be, and it hereby is, deleted, void and of no further force or effect. Such sentence is hereby replaced with the following:

> "Tenant agrees to apply for an outside dining permit for the purpose of conducting outside dining, including the service of alcoholic beverages, such activities acknowledged to be subject to approval by the City and County of San Francisco, and subject further to applicable Alcohol and Beverage Control regulations. In making such application, Tenant agrees to use good faith, diligent efforts to obtain such use permit for outdoor dining immediately following completion of tenant improvements."

3. Landlord Payment Towards Removal of Patio Curb. Landlord agrees that it will contribute $2,350 towards the cost of removing the curb on the outside patio.

4. Restatement of Exhibit B to Lease. The Parties have recalculated the usable square footage of the usable interior and exterior portion of the Premises, resulting in a reduction of total square footage to 2,890 square feet, comprised of 2,647 usable interior square feet and 243 usable exterior square feet. As a result of the recalculation, the Parties agree that Exhibit B of the Lease be, and it hereby is, deleted, void and of no further force or effect. Exhibit B is hereby restated in the attached Attachment 1. Attachment 1 properly sets forth the Minimum Monthly Rent and annual calculation of Minimum Monthly Rent to be paid by Tenant to Landlord during the fifteen (15) year Original Term.

ACCEPTED AND AGREED TO BY THE PARTIES IN SAN FRANCISCO, CALIFORNIA AS OF THE EFFECTIVE DATE:

LANDLORD
HAYES STREET HAYES VALLEY LLC,
a Delaware limited liability company

By: DDG California LLC,
a Delaware limited liability company, Its Manager

By: DDG Partners LLC,
a Delaware limited liability company, Its Member

By: ______________________

Name: Christopher J. Prokop
Its: Authorized Signatory

By: DM Development Partners, LLC
a California limited liability company, Its Manager

By: ______________________

Name: Danielle Dignan
Its: Authorized Signatory

TENANT
Hayes Valley Dela, LLC,

By: ______________________

Date: 12/15/2016

ACKNOWLEDGED AND AGREED BY THE GUARANTORS TO THE LEASE:

CHESTNUT PARTNERS, LLC,
a California limited liability company
d/b/a "Delarosa"

By: ______________________

Name: Adriano Paganini

Its: Manager

VALENCIA 23 RESTAURANT INVESTORS, LLC,
a California limited liability company
d/b/a "Beretta"

By: ______________________

Name: Adriano Paganini

Its: Manager

S:\DOCUMENT\DM Development\Working\450 Hayes\Lease\Addendum (Second) to Lease (Hayes Valley Dela LLC) (WMSRev1).docx

ATTACHMENT 1

(Restated Rent Table)

EXHIBIT B

RENT TABLE

Months	Per Square Foot Rent	Minimum Monthly Rent	Annual Rent
1 – 24*	$84.00	$20,230.00	$242,760.00
25 - 48	$88.20	$21,241.50	$254,898.00
49 - 72	$92.61	$22,303.58	$267,642.90
73 - 96	$97.24	$23,418.63	$281,023.60
97 - 120	$102.10	$24,589.08	$295,069.00
121 - 144	$107.21	$25,819.74	$309,836.90
145 - 168	$112.57	$27,110.61	$325,327.30
169 - 180	$118.20	$28,466.50	$341,598.00

*** For the first twelve (12) months following the Rent Commencement Date, Minimum Monthly Rent shall abate by 40% of the amount set forth above (a $33.60 per square foot reduction, and an overall per square foot base rent of $50.40 per square foot), which results in Minimum Monthly of $12,138.00, and Annual Rent of $145,656.00.**

ADDENDUM #3 TO LEASE FOR 450 HAYES STREET – GROUND FLOOR RESTAURANT

THIS ADDENDUM #3 TO LEASE FOR 450 HAYES STREET – GROUND FLOOR RESTAURANT ("***Addendum***") is entered into as of December 14, 2016 (the "***Effective Date***"), by and between Hayes Street Hayes Valley LLC, a Delaware limited liability company ("***Landlord***") and Hayes Valley Dela, LLC ("***Tenant***") regarding the commercial tenancy by Tenant within that certain commercial condominium consisting of approximately 2,890 square feet, comprised of 2,647 usable interior square feet and 243 usable exterior square feet ("***Premises***") that adjoins the interior portion of the property and project commonly known as 450 Hayes Street, San Francisco California. Landlord and Tenant are sometimes referred to herein collectively as the "***Parties***." All capitalized words not otherwise defined herein shall have the definitions given to them within the Lease.

NOW, THEREFORE, the parties hereto agree as follows:

1. Addendum into Lease. This Addendum amends and is incorporated into that certain Lease for 450 Hayes Street – Ground Floor Restaurant, dated as of October 9, 2014, as amended by that certain Addendum #1 to Lease for 450 Hayes Street – Ground Floor Restaurant, dated September ___, 2016, and that certain Addendum #2 to Lease for 450 Hayes Street – Ground Floor Restaurant, dated December 14, 2016 (collectively, the "***Lease***"), by and between Landlord and Tenant. To the extent of any conflict between the terms of this Addendum and those in the Lease, the terms of this Addendum shall control.

2. Reduction of Guarantee Period to Thirty (30) Months in Section 12.09. The Parties agree that the first full sentence of the fifth paragraph of Section 12.09 of the Lease (beginning with "Financial Performance of Tenant...") be, and it hereby is, deleted, void and of no further force or effect. Such sentence is hereby replaced with the following:

> "Financial performance of Tenant shall be guaranteed by the Paganini Restaurants for the first thirty (30) months after the Minimum Rent Commencement Date (the "Guarantee Period")."

Signature Page Follows

ACCEPTED AND AGREED TO BY THE PARTIES IN SAN FRANCISCO, CALIFORNIA AS OF THE EFFECTIVE DATE:

LANDLORD
HAYES STREET HAYES VALLEY LLC,
a Delaware limited liability company

By: DDG California LLC,
a Delaware limited liability company, Its Manager

By: DDG Partners LLC,
a Delaware limited liability company, Its Member

By: ______________________

Name: Christopher J. Prokop
Its: Authorized Signatory

By: DM Development Partners, LLC
a California limited liability company, Its Manager

By: ______________________

Name: Danielle Dignan
Its: Authorized Signatory

TENANT
Hayes Valley Dela, LLC,

By: ______________________

Date: 12/15/2016

TERMS AND CONDITIONS OF ADDENDUM ACKNOWLEDGED AND AGREED BY THE GUARANTORS TO THE LEASE:

CHESTNUT PARTNERS, LLC,
a California limited liability company
d/b/a "Delarosa"

By: ______________________

Name: Adriano Paganini

Its: Manager

VALENCIA 23 RESTAURANT INVESTORS, LLC,
a California limited liability company
d/b/a "Beretta"

By: ______________________

Name: Adriano Paganini

Its: Manager

S:\DOCUMENT\DM Development\Working\450 Hayes\Lease\Addendum (Third) to Lease (Hayes Valley Dela LLC) (WMSRev1).docx

ASSIGNMENT OF LEASE

Hayes Valley Dela, LLC and 450 Hayes Valley, LLC (collectively, "The Parties") hereby agree as follows:

Recitals:

Hayes Valley Dela, LLC is the tenant ("Tenant") under that certain lease ("The Lease") dated October 9, 2014 by and between Hayes Street, Hayes Valley, LLC as Landlord ("Landlord") and concerning the real property and improvements located at 450 Hayes Street, San Francisco, CA., ("the Property").

Agreement:

1. **Assignment of Lease**: By this Assignment, Hayes Valley Dela, LLC does irrevocably transfer, assign and grant to 450 Hayes Valley, LLC all of Hayes Valley Dela, LLC's right, title and interest in the Lease, effective the execution date herein.

2. **Transfer of Deposits**: Hayes Valley Dela, LLC transfers to 450 Hayes Valley, LLC all its rights and interests in any security deposit, security or prepayments made by it under the Lease.

3. **Release and Assumption of Duties**: 450 Hayes Valley, LLC acknowledges that Hayes Valley Dela, LLC shall have no further duties, obligations, liabilities or responsibilities under the Lease from and after the effective date of this Assignment. By accepting this Assignment 450 Hayes Valley, LLC assumes the obligation to timely and faithfully observe and perform all of the terms, covenants and conditions of the Lease first arising and required to be observed and performed after the effective date of this Assignment. Furthermore, the provisions of the Guaranty of Lease and any and all amendments thereto, shall remain in full force and effect for the relevant term thereof.

4. **Notice to Landlord:** 450 Hayes Valley, LLC shall promptly notify the Landlord of the Assignment herein by mailing or delivering to the Landlord a notice stating that the leasehold has been transferred, that all the duties

of Hayes Valley Dela, LLC have been assumed by 450 Hayes Valley, LLC and such other and further necessary information as shall be required.

5. **Successors and Assigns:** All covenants and Agreements in this Assignment shall apply to bind and inure to the benefit of Hayes Valley Dela, LLC and 450 Hayes Valley, LLC, their respective successors and assigns.

6. **Governing Law**: This Assignment shall be enforced and subject to the laws of the State of California.

7. **Attorney's Fees**: In the event of any demand, litigation, threatened litigation, arbitration, quasi-judicial or administrative proceedings, or other proceedings between the Parties to enforce or seek a declaration of rights re any provision under this Assignment, the prevailing party shall be entitled to recover its reasonable attorney fees and costs in addition to any other relief that may be granted to such party.

8. **Severability**: If any provision of this Assignment, or the application of it to any person or circumstance, shall to any extent be declared void, invalid or unenforceable, the remainder of this Assignment shall not be affected and each provision hereof shall be fully enforceable.

9. **Amendments**: This Assignment may not be modified or amended or changed, nor shall any waiver of any provision be effected except by an instrument in writing executed by the Parties.

10. **Counterparts**: This Assignment may be executed in one or more counterparts, each of which shall constitute an original copy and when taken together shall be considered one agreement.

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By signing below I signify that I have read and understood this Assignment and agree to the terms thereof.

Dated: 1/25/2017.

____

Hayes Valley Dela, LLC, by Adriano Paganini,

President of Back of the House, Inc., Its Manager

Dated: 1/25/2017.

____

450 Hayes Valley, LLC, by Adriano Paganini,

President of Back of the House, Inc., Its Manager

Approved as to Form:

Dated: 1-19-17

____

Landlord

ESTOPPEL CERTIFICATE

To: SRT SF Retail I, LLC
c/o Glenborough LLC
66 Bovet Road, Suite 100
San Mateo, CA 94402-1708

Dated: December 14, 2016

Re: Lease Pertaining to 450 Hayes St., Unit C-2, San Francisco, CA (the "**Property**")

Ladies and Gentlemen:

The above addressee ("**Buyer**") has entered into an agreement to acquire the Property. The undersigned, as tenant ("**Tenant**"), acknowledges the right of Buyer to rely upon the statements and representations of the undersigned contained in this certificate, and further acknowledges that Buyer will be acquiring the Property in material reliance on this certificate. Given the foregoing, Tenant hereby certifies and represents to Buyer and its lender, Keybank National Association (and its and their successors and assigns), and Landlord (and its successors and assigns) with respect to the above-described Lease, as follows (if any blanks do not apply, simply state "None"):

1. Tenant is the lessee under that certain lease (the "**Lease**") pertaining to the Property which is dated October 9, 2014, and includes the following amendments: Addendum #1 to Lease for 450 Hayes Street - Ground Floor Restaurant, dated as of September ____, 2016 and Addendum #2 to Lease for 450 Hayes Street - Ground Floor Restaurant, dated as of December ____, 2016 (the "**Second Amendment**").

2. The name of the current landlord ("**Landlord**") is: Hayes Street Hayes Valley LLC.

3. The Lease is for the following portion of the Property (the "**Premises**"): That certain space identified as Unit C-2 having approximately 2,647 square feet of usable interior ground floor space (including the trash/garbage area), and approximately 243 usable square feet of outdoor space that adjoins the interior space.

4. Landlord delivered possession of the Premises to the Tenant on: June 29, 2016.

5. Tenant has not had its Opening Day, as that phrase is defined in the Lease.

6. The Rent Commencement Date, as that phrase is defined in the Lease, has occurred or will occur on: December 1, 2016.

7. The initial term of the Lease commenced on December 1, 2016 and shall expire on November 28, 2031, unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): One (1) option to extend the term of the lease by ten (10) years, on the terms and conditions set forth in the Lease.

8. The Lease, as it may have been modified or amended by the documents listed in paragraph 1 (if any), contains the entire agreement of Landlord and Tenant with respect to the Premises, and is in full force and effect.

9. As of the date hereof, Tenant is occupying the Premises and is paying rent on a current basis under the Lease.

   (a) The minimum monthly or base rent currently being paid by Tenant for the Premises pursuant to the terms of the Lease is $12,138 per month (which represents the agreed-upon 40% abatement of the $20,230 per month amount that would otherwise be due during the first twelve months following the Rent Commencement Date, pursuant to the Lease) and has been paid through December 31, 2016.

   (b) Percentage rent ("**Percentage Rent**"), if any, due under the Lease has been paid through None, and the amount of Percentage Rent for none was ________. Percentage Rent is not subject to any cap, including the cap on Additional Rent.

   (c) Additional Rent due under the Lease, currently in the amount of $800.53 per month, has been paid through Dec, 2016. Increases in Additional Rent are subject to a cap of the lesser of 5% per annum or the increase in the CPI Index, as defined in the Lease.

   (d) Real property taxes and assessments applicable to the Premises, due under the Lease, currently in the amount of $5,736.04 per month, have been paid through Paid Dec 2016 2016. Real property taxes and assessments applicable to the Premises are not subject to any cap, including the cap on Additional Rent. $1,983.35

10. Tenant has accepted possession of the Premises, and all construction to be performed by Landlord for the Premises under the Lease has been completed by Landlord and approved by Tenant in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state): $289,000 as tenant allowance, and, in accordance with Section 2 of the Second Amendment, $2,350 towards the cost of removing the curb on the outside patio.

11. Tenant hereby acknowledges and agrees that the approximately 243 usable square feet of outdoor space that adjoins the interior space are included as part of the Premises. Tenant hereby agrees to pay Minimum Monthly Rent and Additional Rent on such portion of the Premises subject to the provisions of Section 3.01 of the lease. It is acknowledged by the Tenant that it will endeavor to obtain a SFDPW sidewalk seating sidewalk permit at the earliest opportunity for said outdoor space.

12. To the extent the Preamble of the Lease and/or Exhibit C of Lease requires Landlord to provide or attempt to provide Tenant with the use of the following space, such space has been provided prior to the date of this estoppel, and is satisfactory and acceptable to Tenant, or Landlord has fully satisfied its obligation to attempt to provide such space: (i) a basement storage space; (ii) a storage area for Tenant's compressor racks and water heater; and (iii) an area for exterior wash down and the temporary storage of garbage and recycling with concrete pad and sewer drain.

13. The Premises shall be expanded by the addition of the following space on the dates hereinafter indicated (if none, so state): None.

14. No default or event that with the passage of time or notice would constitute a default on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the Tenant.

15. No default or event that with the passage of time or notice would constitute a default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

16. Tenant has no option or right to purchase all or any part of the Property.

17. Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Premises, or any part thereof.

18. Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): Chestnut Partners, LLC, d/b/a "Delarosa" and Valencia 23 Restaurant Investors, LLC d/b/a "Beretta".

19. Tenant has received no notice that, and has no knowledge that, hazardous substances are being generated, used, handled, stored or disposed of by Tenant on the Premises or on the Property in violation of any applicable laws, rules or regulations or the terms of the Lease.

20. No rentals are accrued and unpaid under the Lease, except for Percentage Rent, Operating Expenses, Expenses and real property taxes and assessments, if any, which are not yet due and payable.

21. No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease.

22. Tenant has no defense, setoff, claim or counterclaim as to its obligations under the Lease, and to date has not asserted any rights of setoff, claim or counterclaim against Landlord.

23. Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord's interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state): None.

24. The undersigned is authorized to execute this Tenant Estoppel on behalf of Tenant.

Dated: December 14, 2016.

Very truly yours,

TENANT:

Hayes Valley Dela, LLC,
a California limited liability company

By: [signature]
Name: Adriano Paganini
Its: Pres. Back of the House, Inc., Its Manager

GUARANTOR CERTIFICATION

The undersigned ("**Guarantor**") certifies to Buyer, its lender and their successors and assigns that he/she/it is guarantor of the Lease described in the attached Estoppel Certificate pursuant to a Guaranty set forth in such Lease (the "**Guaranty**"). The Guarantor certifies that the Guaranty remains in full force and effect, and that Guarantor has no offsets or defenses or counterclaims with respect thereto. Guarantor further certifies that, to its knowledge, each statement of Tenant set forth in the attached Estoppel Certificate is true, correct and complete. Guarantor acknowledges that Landlord, Buyer and its lender are relying upon the accuracy of the statements in this Guarantor Certification.

Signed by Guarantor on:

December 14, 2016.

GUARANTOR:

Chestnut Partners, LLC,
a California limited liability company
d/b/a "Delarosa"

By: ____________________
Name: Adriana Paganini
Its: Manager

GUARANTOR CERTIFICATION

The undersigned ("**Guarantor**") certifies to Buyer, its lender and their successors and assigns that he/she/it is guarantor of the Lease described in the attached Estoppel Certificate pursuant to a Guaranty set forth in such Lease (the "**Guaranty**"). The Guarantor certifies that the Guaranty remains in full force and effect, and that Guarantor has no offsets or defenses or counterclaims with respect thereto. Guarantor further certifies that, to its knowledge, each statement of Tenant set forth in the attached Estoppel Certificate is true, correct and complete. Guarantor acknowledges that Landlord, Buyer and its lender are relying upon the accuracy of the statements in this Guarantor Certification.

Signed by Guarantor on:

December 14, 2016.

GUARANTOR:

Valencia 23 Restaurant Investors, LLC,
a California limited liability company
d/b/a "Beretta"

By: ______________________
Name: Adriano Paganini
Its: Manager